Exhibit 10.3

AMENDMENT TO JOHN H. HARLAND COMPANY
2002 STOCK OPTION PLAN

The John H. Harland Company 2002 Stock Option Plan is amended effective as of December 19, 2006, as follows:

1.

By amending Section 7.4 to read as follows:

7.4   Payment of Option Price.  The Option Price shall be payable in full upon the exercise of any Option.  At the discretion of the Committee, an Option Agreement may provide for the payment of the Option Price either (1) in cash, (2) by check acceptable to the Committee, (3) by delivery of Stock acceptable to the Committee, or (4) by withholding shares of Stock that otherwise would be issuable upon the exercise of the Option, or in any combination of those payment methods.  Additionally, the Option Price may be paid through any cashless exercise procedure acceptable to the Committee or its delegate.  The value of any Stock surrendered or withheld as payment in the exercise of an Option shall be equal to the Fair Market Value of such Stock on the date of exercise.

2.

Except as otherwise amended, the Plan shall remain in full force and effect.